Exhibit 4.2
Duoyuan Global Water Inc.

NAME AND ADDRESS OF SHAREHOLDER	CERTIFICATE NUMBER	DISTINCTIVE NUMBERS		PAR VALUE PER SHARE
		FROM	TO

	DATE OF ISSUE	NO. OF SHARES		CONSIDERATION PAID

SHARE CERTIFICATE
OF
Duoyuan Global Water Inc.
INCORPORATED IN THE BRITISH VIRGIN ISLANDS
Authorised to issue a maximum of 1,500,000,000 Shares of a single class each with a par value of US$0.000033
THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

SHAREHOLDER	NO. OF SHARES	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF
DIRECTOR/SECRETARY
NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE